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                                                                     EXHIBIT 3.3

                      NAVIGATION TECHNOLOGIES CORPORATION

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


     Navigation Technologies Corporation, a Delaware corporation, hereby certifies as follows:

     The Certificate of Incorporation for Navigation Technologies Corporation (the "CORPORATION") was originally filed in the office of the Secretary of State of the State of Delaware on December 18, 1987. The Certificate of Incorporation is hereby amended and restated pursuant to Section 242 and Section 245 of the Delaware General Corporation Law ("DGCL"). This Amended and Restated Certificate of Incorporation (the "RESTATED CERTIFICATE") has been duly approved by the Board of Directors in accordance with Section 242 of the DGCL. This Restated Certificate has been duly approved by the written consent of the requisite stockholders in accordance with Sections 228 and 242 of the DGCL and notice has been given to all those stockholders who have not consented in writing in accordance with Section 228(d) of the DGCL.

     This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:


                                   ARTICLE I

     The name of the corporation (the "CORPORATION") is:

                      NAVIGATION TECHNOLOGIES CORPORATION


                                  ARTICLE II

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

     The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                  ARTICLE IV

     This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation is authorized to issue is 150,000,000 shares, par value $0.001, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 5,000,000 shares, par value $0.001. Pre ferred Stock may be issued from time to time in one or more series.

     The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences, privileges and relative participating, optional or special rights granted to and the qualifications, limitations or restrictions imposed upon any wholly unissued series of Preferred Stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                   ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by the Board of Directors.


                                  ARTICLE VI

     The number of directors shall be determined as provided in the Bylaws. Elections of directors need not be by written ballot.


                                  ARTICLE VII

     A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,

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administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

     C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                 ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                  ARTICLE IX

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Thomas A. Lerone, the Vice President and Chief Financial Officer of the Corporation, and attested by Richard Weiland, the Secretary of the Corporation. The signatures below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated: ________________________, 1996

                                  NAVIGATION  TECHNOLOGIES CORPORATION



                                  ___________________________________________
                                  Thomas A. Lerone
                                  Vice President and Chief Financial Officer

ATTEST:



- ----------------------------
Richard Weiland
Secretary

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